 United States
Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Rule 14a-12

CANCER GENETICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CANCER GENETICS, INC.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey 07070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 7, 2017

To the Stockholders of

Cancer Genetics, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cancer Genetics, Inc. (the “Company”) will be held at the offices of the Company, located at 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, on June 7, 2017, beginning at 9 a.m. local time. At the Annual Meeting, stockholders will act on the following matters:

☐	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

☐	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

☐	To consider any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 18, 2017 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the Proxy Statement and on the Notice of Internet Availability of Proxy Materials. For shares held through a bank, broker or nominee, you may vote by submitting voting instructions to your bank, broker or nominee. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

/s/ Panna L. Sharma
Panna L. Sharma, President and Chief Executive Officer

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 21, 2017.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2017.

Our proxy materials including our Proxy Statement for the 2017 Annual Meeting, our Annual Report for the fiscal year ended December 31, 2016 and proxy card are available on the Internet at www.proxyvote.com.

i

CANCER GENETICS, INC.

201 ROUTE 17 NORTH, 2ND FLOOR

RUTHERFORD, NEW JERSEY 07070

 PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders to be held on June 7, 2017 at 9 a.m. local time, at the offices of the Company, located at 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of Cancer Genetics, Inc. (the “Board”). A Notice of Internet Availability of Proxy Materials is first being mailed to stockholders entitled to vote at the meeting on or about April 21, 2017.

ABOUT THE MEETING

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Cancer Genetics, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on June 7, 2017 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting.

Why did I receive a one-page Notice Regarding the Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide shareholders access to our proxy materials over the Internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) on or about April 21, 2017 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials at www.proxyvote.com to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

Why are we calling this Annual Meeting?

We are calling the Annual Meeting to seek the approval of our stockholders:

☐	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

☐	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

☐	To consider any other matters that may properly come before the Annual Meeting.

What are the Board’s recommendations?

Our Board believes that the election of the director nominees identified herein, and the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2017 are advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR these proposals.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 18, 2017, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of our common stock are entitled to one vote per share on each matter to be voted upon.

As of the record date, we had 19,761,729 outstanding shares of common stock.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

If you are a stockholder of record and plan to attend the Annual Meeting, please contact the Corporate Secretary by email at AnnualMeeting2017@cgix.com or by phone at (201) 528-9200 to register to attend the Annual Meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or email, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, Attn: the Corporate Secretary or AnnualMeeting2017@cgix.com. Please plan to arrive at the Company’s offices within a reasonable period of time before the start of the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum for our meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone — You can vote your shares by telephone by following the instructions provided on the Notice of Availability or proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet — You can simplify your voting by voting your shares via the internet as instructed on the Notice of Availability or proxy card. The internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

4. In Person Vote at the Annual Meeting — If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting. If you hold your shares through a broker or bank and wish to vote in person, please bring a “legal” proxy from your broker or bank.

Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares through bank, broker or other nominee (i.e., in “street name”), you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

☐	filing with the Secretary of the Company a notice of revocation;

☐	voting again by Internet or telephone at a later time;

☐	sending in another duly executed proxy bearing a later date; or

☐	attending the meeting and casting your vote in person.

Your latest vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker, bank or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

The holders of a majority of our common stock outstanding on the record date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

With respect to the second proposal (ratification of the auditors) and approval of any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the total votes cast on these proposals, in person or by proxy, is required to approve these proposals. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on these proposals.

Holders of the common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

What are “broker non-votes”?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine”, such as the ratification of auditors. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

The election of directors (Proposal No. 1) is not considered to be “routine” matters and brokers are not permitted to vote on this matter if the broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. The ratification of our independent registered public accounting firm (Proposal No. 2) is considered to be a “routine” matter, and hence your brokerage firm will be able to vote on Proposal No. 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL NO. 1: TO ELECT EIGHT DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING
AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

At the Annual Meeting, eight directors are to be elected. All directors of the Company hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

It is the intention of the persons named in the proxies for the holders of common stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. Our management does not contemplate that the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by our Board. In accordance with our by-laws and Delaware law, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors. Broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Stockholders may not vote, or submit a proxy, for a greater number of nominees than the eight nominees named below.

Nominees for Election

The persons listed below have been nominated for election (the “Director Nominees”) to fill the eight director positions to be elected by the holders of the common stock.

Directors	Age	Year First Became Director
Panna L. Sharma (President and Chief Executive Officer)	46	2010
John Pappajohn (Chairman of the Board)	88	2008
Raju S. K. Chaganti, Ph.D.	84	1999
Edmund Cannon	72	2005
Franklyn G. Prendergast, M.D., Ph.D.	72	2012
Michael J. Welsh	68	2014
Geoffrey Harris	55	2014
Howard McLeod	51	2014

The following biographical descriptions set forth certain information with respect to the Director Nominees, based on information furnished to the Company by each Director Nominee.

Panna L. Sharma

Mr. Sharma became a member of our Board and our President and Chief Executive Officer in May of 2010. Additionally, he serves as the general manager of Oncospire Genomics. Mr. Sharma was at TSG Partners, a specialty life sciences consultancy and advisory company, from 2001 to 2010, where he was the Managing Partner and founder. At TSG he led the development of strategic initiatives, corporate growth strategy and corporate turnarounds for both public and private companies. He also led over 70 buy and sell-side transactions for life sciences, healthcare and biopharma companies. At TSG, he established the Global Diagnostics Index, the Global Biotools Index and several other life science capital markets indices that are still used in the life science industry.

Prior to founding TSG, Mr. Sharma was the Chief Strategy Officer for iXL Enterprises, Inc. (“iXL”), a public e-business consultancy where he led strategy development and acquisitions activity and was part of the management team that aided in taking the company public in June 1999. At iXL, he also managed the specialty e-business strategy practices group that grew from under $4 million in revenue in 1998 to over $75 million in 2000. From 1996 to 1998, Mr. Sharma was a partner at Interactive Solutions, Inc., a marketing and strategy consultancy focused on health care and financial services in Cambridge, Massachusetts, that was sold to Omnicom, Inc., one of the largest global market analysis and marketing companies. Prior to that time, Mr. Sharma served as a consultant to Putnam Investment Management, LLC and Bank of America Corporation. Mr. Sharma has also served on the board of directors of EpicEdge, a health care and government focused IT services firm, from 2001 to 2003 and as chairman of the Advisory Board for EndoChoice, a global leader for the gastrointestinal treatment market from 2008 to 2010.

We selected Mr. Sharma to serve on our Board due to his extensive knowledge of our operations, competitive challenges and opportunities gained through his position as our President and Chief Executive Officer as well as his extensive experience as a strategic advisor to companies in the health care and life sciences industry.

John Pappajohn

Mr. Pappajohn is the chairman of our Board and is a pioneer in the venture capital industry. In 1969, Mr. Pappajohn founded Equity Dynamics, Inc., a financial consulting entity, and Pappajohn Capital Resources, a venture capital firm, both in Des Moines, Iowa. Mr. Pappajohn has been involved in over 100 start-up companies and has served as a director of over 40 public companies, many in the bioscience and health-related industries. He is currently a member of the board of MYnd Analytics (Nasdaq: CNSO), a data analysis company focused on improving mental health care, where he has served since 2009.

Previously, Mr. Pappajohn served on the boards of ConMed Healthcare Management, Inc. from 2005 until August 2012, PharmAthene, Inc., from 2007 until July 2011, Careguide, Inc., from 1995 until 2010, SpectraScience, Inc., from 2007 until 2009 and American CareSource Holdings, Inc. from 2004 until 2016. Mr. Pappajohn has a BSC degree in business from the University of Iowa.

We selected Mr. Pappajohn to serve on our Board due to his extensive background and experience in providing guidance to a variety of private and public companies in the bioscience and health related industries.

Raju S.K. Chaganti, Ph.D., FACMG.

Dr. Chaganti is our founder and has served on our Board since the Company’s inception. Dr. Chaganti is an internationally recognized leader in cancer cytogenetics and molecular genetics. He is an inventor on 10 patents issued by the US patent office, 3 from Memorial Sloan-Kettering Cancer Center KCC and 7 from Cancer Genetics, Inc, all related to cancer gene discovery and cancer genetic analysis. Dr. Chaganti currently is the incumbent of the William E. Snee Chair at the Memorial Sloan-Kettering Cancer Center, where he is on the faculty of the Department of Medicine and Cell Biology Program. He is a Professor at the Gernster Sloan- Kettering Graduate School of Biomedical Sciences and at Weill-Cornell Graduate School of Medicinal Sciences, New York, New York. He was the chief of Memorial Sloan-Kettering Cancer Center’s cytogenetics service, which he established in 1976 as one of the earliest genetically based cancer diagnostic services in the country.

Dr. Chaganti received a Ph.D. in biology (genetics) from Harvard University Graduate School of Arts and Sciences and completed his post-doctoral training at the Medical Research Council of Great Britain. Additionally, he completed a sabbatical in the Department of Tumor Biology at Karolinska Institute Stockholm, focusing on experimental murine tumorigenesis and immunology. He has published extensively in genetics with a bibliography of over 380 entries comprising peer reviewed research articles, book chapters, and books. Dr. Chaganti is American Board of Medical Genetics certified in medical genetics, with a subspecialty in clinical cytogenetics. He is also a Founding Fellow of the American College of Medical Genetics.

We selected Dr. Chaganti to serve on our Board due to the perspective and extensive experience he brings as one of our founders, his over 35 years of experience in managing clinical cytogenetic laboratories and his renown as an international leader in the areas of cancer cytogenetics and molecular genetics.

Edmund Cannon

Edmund Cannon is a member of our Board and is founder and President of the Clinical Research Center of Cape Cod, which specializes in finding institutional review board approved, consented specimens for the diagnostics and pharmaceutical industries, and in setting up studies to support FDA submissions for pharmaceutical and biotechnology companies. Previously, Mr. Cannon was a marketing and operations consultant for Franey Medical Labs. Mr. Cannon also formerly had the most national sales for Pharmacia Diagnostics Inc., and was a vice president and co-founder of Alletess, Inc. Mr. Canon has a degree from Boston State College and attended a Master’s program at Providence College.

We selected Mr. Cannon to serve on our Board due to his extensive experience in working with hospitals and oncologists and his world class expertise in clinical trials. Mr. Cannon also serves on our audit committee and as chairman of our compensation committee.

Franklyn G. Prendergast, M.D., Ph.D.

Franklyn G. Prendergast, M.D., Ph.D., is a member of our Board and, prior to his retirement, was the Emeritus Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Emeritus Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Center for Individualized Medicine. From 1994 to 2006, he served as a director of Mayo Clinic Cancer Center. He also previously held several other teaching positions at the Mayo Medical School from 1975 through 2014. Dr. Prendergast has served for the National Institute of Health on numerous study section review groups; as a charter member of the Board of Advisors for the Division of Research Grants, now the Center for Scientific Review; the National Advisory General Medical Sciences Council; and the Board of Scientific Advisors of the National

Cancer Institute. He held a Presidential Commission for service on the National Cancer Advisory Board. Dr. Prendergast also has served in numerous other advisory roles for the National Institute of Health and the National Research Council of the National Academy of Sciences, and he is a member of the board of directors of the Translational Genomics Research Institute and the Infectious Disease Research Institute (IDRI). Dr. Prendergast has served on the board of directors of Eli Lilly & Co. since 1995 and is a member of the board’s science and technology and public policy and compliance committees. Dr. Prendergast will retire from the Eli Lilly board on May 1, 2017. He also currently serves on the board of directors for DemeRx, Inc., a private, biotechnology drug development company, and Ativa Medical Corporation, a private, diagnostic technology company. Dr. Prendergast obtained his medical degree with honors from the University of West Indies and attended Oxford University as a Rhodes Scholar, earning an M.A. degree in physiology. He obtained his Ph.D. in Biochemistry at the University of Minnesota.

We selected Dr. Prendergast to serve on our Board due to his extensive experience and expertise as a medical clinician, researcher and academician, particularly, in the areas of oncology and personalized medicine, developed through his roles with Mayo Clinic, including serving as director of the Mayo Clinic Cancer Center and the Mayo Clinic Center for Individualized Medicine. Dr. Prendergast also serves on our audit and compensation committees, and serves as chairman of our nominating committee.

Michael J. Welsh, M.D.

Dr. Welsh is a member of our Board and is a Howard Hughes Medical Institute Investigator, a position he has held since 1989. He is a Professor and the Roy J. Carver Biomedical Research Chair in Internal Medicine and Molecular Physiology and Biophysics at the University of Iowa, a position he has held since 1987. He is also Director of the Cystic Fibrosis Research Center and Director of the Pappajohn Biomedical Institute. Dr. Welsh was elected to the Institute of Medicine in 1997, the American Academy of Arts and Sciences in 1998, and the National Academy of Sciences in 2000. Dr. Welsh has co-founded three companies, Exemplar Genetics, which was purchased by Intrexon Corporation (NYSE: XON) in January 2015, Emmyon, Inc., a privately-held biotechnology company, and Talee Bio, Inc., a privately-held biotechnology company. Dr. Welsh received his MD and internal medicine training at the University of Iowa and trained in pulmonary medicine and research at the University of California at San Francisco and the University of Texas in Houston.

We selected Dr. Welsh to serve on our Board due to his extensive experience as a leading researcher in biomedical engineering. Dr. Welsh also serves on our compensation and nominating committees.

Geoffrey Harris

Geoffrey Harris is a member of our Board and is a managing partner of c7 Advisors (a money management and healthcare advisory firm). From 2011 to 2014 he served as a managing director and co-head of the healthcare investment banking group at Cantor Fitzgerald, and from 2009-2011, he held a similar position at Gleacher & Company. Mr. Harris is also currently on the board of directors of MYnd Analytics (Nasdaq: CNSO), a data analysis company focused on improving mental health care, connectRN, a private company focused on nurse staffing, and PointRight Inc., a privately-held software company. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management.

We selected Mr. Harris to serve on our Board due to his experience and leadership in healthcare advisory and policy research positions. Mr. Harris also serves as the chairman of our audit committee.

Howard McLeod, Pharm.D.

Dr. McLeod is a member of our Board and is the Medical Director of the DeBartolo Family Personalized Medicine Institute at the Moffitt Cancer Center, and as a Senior Member of the Moffitt Cancer Center’s Division of Population Sciences. He also chairs the Department of Individualized Cancer Management at Moffitt. He joined Moffitt Cancer Center in September 2013, after having served as a Founding Director of the University of North Carolina Institute for Pharmacogenomics and Individualized Therapy since 2006. Dr. McLeod also held the prestigious title of Fred Eshelman Distinguished Professor at the UNC Eshelman School of Pharmacy from 2006 to 2013. Dr. McLeod has published over 500 peer-reviewed papers on pharmacogenomics, applied therapeutics and clinical pharmacology. He had served as Chief Scientific Advisor and a member of the board of directors of Gentris Corporation before its acquisition by the Company in July 2014 and has served since July 2014 on the Company’s Scientific Advisory Board.

We selected Dr. McLeod to serve on our Board due to his vast experience in individualized medical treatment, including his leading research in pharmacogenomics along with his experience as a board member of Gentris. Dr. McLeod also serves on our nominating committee.

The Board of Directors and Its Committees

Board of Directors.

The Company is currently managed by an eight member Board of Directors (the “Board”). Each of the eight current directors is nominated for re-election at the Annual Meeting. Each of Mr. Harris, Mr. Welsh, Mr. Cannon, Dr. Prendergast and Dr. McLeod is “independent” as that term is defined under the rules of The NASDAQ Stock Market.

Our Board met six times in 2016. Except for Dr. Chaganti and Dr. Welsh, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such directors served on the Board) and (ii) the total number of meetings of all committees of our Board on which the director served (during the periods for which the director served on such committee or committees). Except for Mr. Pappajohn and Dr. Chaganti, all of the members of the Board attended last year’s annual meeting of stockholders. The Annual Meeting is being held to coincide with one of the Board’s regularly scheduled meetings, although, in the future, we may not schedule the Annual Meeting to coincide with a meeting of the Board. The Company does not have a formal policy requiring members of the Board to attend our annual meetings.

Audit Committee.

The Board has established an Audit Committee currently consisting of Mr. Harris, Mr. Cannon and Dr. Prendergast. The Audit Committee’s primary functions are to oversee and review: the integrity of the Company’s financial statements and other financial information furnished by the Company, the Company’s compliance with legal and regulatory requirements, the Company’s systems of internal accounting and financial controls, the independent auditor’s engagement, qualifications, performance, compensation and independence, related party transactions, and compliance with the Company’s Code of Business Conduct and Ethics.

The Audit Committee also appoints (and recommends that the Board submit for shareholder ratification, if applicable), compensates, retains and oversees the independent auditor retained for the purpose of preparing or issuing an audit report or other related service. In addition, the Audit Committee discusses guidelines and policies related to risk assessment and risk management with the Company, prepares an Audit Committee report in accordance with SEC regulations, sets policies regarding the hiring of employees or former employees of the Company’s independent auditors, reviews and investigates any matters pertaining to integrity of management, including conflicts of interest, reviews related party transactions, reviews financial reporting and accounting standards, meets with officers as necessary, reviews the independence of the independent public accountants and reviews the adequacy of the Company’s internal accounting controls.

Each member of the Audit Committee is “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of The NASDAQ Stock Market. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board determined that Mr. Harris is an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market. The Audit Committee met five times during 2016. Our Board has adopted an Audit Committee Charter, which is available for viewing at www.cancergenetics.com.

Compensation Committee.

The Board has established a Compensation Committee currently consisting of Mr. Cannon, Dr. Prendergast and Dr. Welsh. The primary functions of the Compensation Committee are to facilitate the Board’s discharge of its responsibilities relating to the evaluation and compensation of the Company’s executives, oversee the administration of the Company’s compensation plan, review and determine director compensation, and prepare any reports on executive compensation required by the SEC and NASDAQ.

The Compensation Committee also establishes, in consultation with senior management of the Company, and periodically reviews, a general compensation strategy for the Company and its subsidiaries, reviews the chief executive officer’s compensation and evaluates his or her performance (at least annually), reviews and discusses compensation disclosure as may be required by the SEC, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and conducts or authorizes investigations or studies of any matters within the scope of Compensation Committee’s responsibilities.

To determine executive compensation, the Compensation Committee, with input from the chief executive officer (who shall not participate in the deliberations regarding his or her own compensation), at least annually reviews and makes recommendations to the Board of appropriate compensation levels or other terms of employment for each executive of the Company. The Compensation Committee considers all factors it deems relevant.

The Compensation Committee met three times during 2016. Each member of the Compensation Committee is “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of The NASDAQ Stock Market. Our Board has adopted a Compensation Committee Charter, which is available for viewing at www.cancergenetics.com.

Nominating and Corporate Governance Committee.

The Board has established a Nominating and Corporate Governance Committee consisting of Dr. McLeod, Mr. Welsh and Dr. Prendergast. The primary functions of the Nominating and Corporate Governance Committee are to identify, review the qualifications of, and recommend to the Board, proposed nominees for election to the Board (consistent with criteria approved by the Board), select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and oversee the annual evaluation of the Board and management.

The Nominating and Corporate Governance Committee also makes recommendations to the full Board regarding the size and composition of the Board and the criteria for Board and committee membership, establishes procedures to be followed by stockholders in submitting recommendations for director candidates, establishes a process for identifying and evaluating nominees for the Board, retains advisory firms to help identify director candidates, and reviews stockholder proposals and proposed responses.

The Nominating and Corporate Governance Committee met two times during 2016. Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined under the applicable rules of The NASDAQ Stock Market. Our Board has adopted a Nominating and Corporate Governance Charter, which is available for viewing at www.cancergenetics.com.

Stockholder Nominations for Directorships

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to the Secretary of the Company at the address set forth below under “Stockholder Communications.” All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and only consider such recommendations if appropriate biographical and other information is provided, as described below, on a timely basis. All security holder recommendations for director candidates must be received by the Company in the timeframe(s) set forth under the heading “Stockholder Proposals” below.

●	the name and address of record of the security holder;

●	a representation that the security holder is a record holder of the Company’s securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

●	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

●	a description of the qualifications and background of the proposed director candidate and a representation that the proposed director candidate meets applicable independence requirements;

●	a description of any arrangements or understandings between the security holder and the proposed director candidate; and

●	the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders and to serve as a director if elected at such annual meeting.

Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its written charter.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Nominating and Corporate Governance Committee periodically considers the Board’s leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Although the Company currently has, and historically has had, a Chairman of the Board separate from the Chief Executive Officer, the Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and the Chief Executive Officer. Further, we do not have a lead independent director. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman of the Board can focus on leading the Board in the performance of its duties. We acknowledge, however, that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and the Chief Executive Officer.

Our Board oversees our risk management. This oversight is administered primarily through the following:

●	the Board’s review and approval of our plans for our business (presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business;

●	the Board’s periodic review of our business developments and financial results;

●	our Audit Committee’s oversight of our internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting; and

●	our Compensation Committee’s review and recommendations to the Board regarding our executive officer compensation and its relationship to our business goals.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of the Company is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, Attention: Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the Company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the Company’s culture of honesty and accountability. Our Code of Business Conduct and Ethics is publicly available on our website at www.cancergenetics.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to our directors or executive officers, we will disclose the nature of such amendments or waiver on our website or in a current report on Form 8-K.

Executive Officers

The following table sets forth certain information regarding our current executive officers:

Name of Individual	Age	Position and Office
Panna L. Sharma	46	President and Chief Executive Officer
John A. Roberts	58	Chief Operating Officer
Rita Shaknovich, M.D., Ph.D.	49	Medical Director, Vice President, Hematopathology Services

Panna L. Sharma

For Mr. Sharma’s biography, please see the section above entitled “Nominees for Election.”

John A. Roberts

On July 11, 2016, Mr. Roberts was appointed as our Chief Operating Officer. Prior to joining us, from August 1, 2015 to June 30, 2016, Mr. Roberts served as the Chief Financial Officer for VirMedica, Inc., an innovative technology solutions company that provides an end-to-end platform that enables specialty drug manufacturers and pharmacies to optimize product commercialization and management. Prior to VirMedica, from August 1, 2011 to July 31, 2015, Mr. Roberts was the Chief Financial and Administrative Officer for AdvantEdge Healthcare Solutions, a global healthcare analytics and services organization. Prior to that, Mr. Roberts was the Chief Financial Officer and Treasurer for InfoLogix, Inc., a publicly-traded healthcare-centric mobile software and solutions provider. He has also held CFO roles at leading public medical device and healthcare services firms including Clarient, Inc., a publicly-traded provider of diagnostic laboratory services and Daou Systems, Inc., a publicly-traded healthcare IT software development and services firm. In addition, he has held key senior executive roles with MEDecision, Inc., HealthOnline, Inc. and the Center for Health Information. Mr. Roberts earned a Bachelor of Science and a Master’s degree in Business Administration from the University of Maine. He is a member of the Board of Directors and Chairman Elect for the Drug Information Association, a global neutral forum enabling drug developers and regulators access to education and collaboration.

Rita Shaknovich, M.D., Ph.D.

On July 1, 2015, Dr. Rita Shaknovich was appointed as our Medical Director and Vice President of Hematopathology Services. Dr. Shaknovich changed her status with us effective March 27, 2017 from a full time employee to a part-time, independent consultant, so that she could return to academic research. As a part-time consultant, she continues to serve as our Group Medical Director, an executive officer position, and as the co-chair of our Clinical Advisory Board. Dr. Shaknovich is a physician scientist and prior to joining the Company she was an Assistant Professor at Weill Cornell Medical College from April 2008 to June 2015. Her laboratory in Weill Cornell Medical College studied epigenetic mechanisms of gene regulation during normal B cell development and epigenetic changes that contribute to neoplastic transformation. Her research was funded by such agencies as NIH, STARR Cancer Consortium, Leukemia and Lymphoma Foundation and Lymphoma Research Foundation. Her lab used genome-wide approaches to profile genome, transcriptome and methylome of B cells at different stages of development and of different subtypes of Lymphomas in order to identify novel epigenetic mechanisms of neoplastic transformation. Prior to Weill Cornell Medical College, from August 2004 to April 2008, she was an Assistant Professor at Albert Einstein College of Medicine. She received her MD and PhD degrees from the Medical Scientist training program in Mount Sinai School of Medicine in New York, after which she completed clinical training in Anatomic Pathology specializing in Hematopathology and finished her post-doctoral training in the laboratory of Dr. Ari Melnick in Weill Cornell Medical College. Dr. Shaknovich’s PhD work and her postdoctoral training focused on pathobiology of hematologic malignancies.

There are no family relationships among any of our directors and executive officers.

Key Consultants

Dr. Wang

Dr. Lan Wang is a key consultant and serves as the medical director for our New Jersey reference laboratory. Upon joining us, Dr. Wang monitored the set-up of our New Jersey laboratory. Our New Jersey laboratory has grown significantly since Dr. Wang’s arrival, both in volume and testing. She assisted in maturing our focus to become a full-service laboratory that targets hematological oncologists and pathologists. As Medical Director, Dr. Wang is responsible for supervising all compliance and operational aspects of our New Jersey reference laboratory, including order testing for summation cases based on clinical information, reflex testing based on results, interpreting and diagnosing all flow and surgical specimens, summation reporting, performing internal and external correlation studies, reviewing and approving all standard operating procedures and reviewing and approving all validations.

Dr. Wang began working with us in 2007. Her career focus is in diagnostic hematopathology, centered on lymphomas and leukemias. In 1999, Dr. Wang joined as a clinical fellow at Harvard Medical School. She received residency training in anatomical and clinical pathology from 1999 to 2003 at Massachusetts General Hospital. From 2003 to 2004, Dr. Wang finished her fellowship training in hematopathology with Dr. Nancy L. Harris at Massachusetts General Hospital. From 2004 to date, Dr. Wang has held the position of staff pathologist and hematophathologist and serves as a cancer liaison physician at Chilton Memorial Hospital in New Jersey.

Dr. Wang is an active member of the Society of Hematopathology, the United States and Canadian Academies of Pathology and the College of American Pathologists. Her work has been published in numerous peer-reviewed publications. Dr. Wang is certified by the American Board of Pathology in anatomical and clinical pathology, as well as hematopathology. In New Jersey, Dr. Wang holds a medical license and bioanalytical laboratory director license from the board of medical examiners. She also has a certificate of qualification from New York State as a laboratory director in histopathology, cytopathology, hematology, immunohematology, oncology-molecular and cellular tumor markers, and cellular immunology-malignant leukocyte immunophenotyping.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded to or earned by each person serving as the Company’s principal executive officer during fiscal year 2016, the Company’s two most highly compensated executive officers who were serving as executive officers as of December 31, 2016 and up to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of December 31, 2016. The persons listed in the following table are referred to herein as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Panna L. Sharma	2016	$532,245	$50,000	$—	$—	$4,248	(2)	$586,493
Chief Executive Officer and President	2015	$473,037	$50,000	$—	$—	$5,788	(2)	$528,825

Edward J. Sitar	2016	$285,749	$28,800	$—	$—	$—		$314,549
Chief Financial Officer (3)	2015	$285,000	$28,600	$—	$—	$2,037	(4)	$315,637

John A. Roberts	2016	$140,694	$—	$—	$156,247	$5,705	(6)	$302,024
Chief Operating Officer (5)	2015	$—	$—	$—	$—	$—		$—

(1)	Represents the aggregate grant date fair value for grants made in 2016 and 2015 computed in accordance with FASB ASC Topic 718. Unlike the calculations contained in the Company’s financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions used in valuing options are described in note 12 to the Company’s financial statements included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 23, 2017.

(2)	Consists of $4,248 for life insurance benefits contributions in 2016 and $5,788 for life insurance benefits and Health Savings Account contributions in 2015.

(3)	Mr. Sitar’s employment ended February 3, 2017. In connection with Mr. Sitar’s departure, the Company and Mr. Sitar entered into a separation agreement. The separation agreement provides for severance benefits of, among other things, (i) six month’s salary of $143,000, (ii) a bonus amount equal to $28,800 for the 2016 calendar year, and (iii) acceleration of the vesting of Mr. Sitar’s restricted stock awards and the extension of the expiration date of his options granted in December 2014. The vested options subject to the extension will expire on March 21, 2018.

(4)	Consists of $2,037 for life insurance benefits and Health Savings Account contributions in 2015.

(5)	John A. Roberts was hired as our Chief Operating Officer and Executive Vice President of Finance and Secretary on July 11, 2016.

(6)	Consists of reimbursement for travel and living expenses in 2016.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

The material terms of each named executive officer’s employment agreement or arrangement are described below.

Panna L. Sharma

We entered into an employment agreement as of December 28, 2011, effective as of April 1, 2010 (“CEO Agreement”), with Panna L. Sharma in connection with his appointment as our Chief Executive Officer and President. The CEO Agreement provides for, among other things: (i) an annual base salary of $350,000, or such greater amount as may be determined by the board, (ii) eligibility for an annual cash bonus of up to 50% of base salary, and (iii) the following post-termination benefits: (a) any performance bonus plan, then in effect, pro rata for his period of actual employment during the year, payable at the regular bonus payment time but only if other employees are then paid their bonus amounts, and continuation of medical/dental, disability and life benefits for a period of six months following termination of employment and (b) monthly payments equal to his base salary immediately prior to such termination for a period of twelve months in the event his employment is terminated without “cause” or Mr. Sharma resigns for “good reason” not in connection with a “change of control” or in the event his employment is terminated due to injury, illness or disability, or (c) a lump sum payment equal to eighteen months of his then base salary plus an amount equal to the prior year bonus in the event his employment is terminated for any reason within twelve months following a change of control. The CEO Agreement further provides that Mr. Sharma will not engage in competitive activity, as set forth in the CEO Agreement, for a period of twelve months following termination of employment for any reason. The CEO Agreement had an initial term through April 30, 2012, and automatically renews for additional one-year terms.

On October 10, 2013, the Compensation Committee increased Mr. Sharma’s annual base salary to $400,000, effective immediately, and granted Mr. Sharma an option to purchase 200,000 shares of our common stock, at an exercise price of $15.39 per share pursuant and subject to the terms of our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). The option vests over a period of five years from the grant date in sixty equal monthly installments commencing one month from the grant date subject to acceleration upon the achievement of certain milestones. In December 2014, the Compensation Committee, based on the achievement of such milestones, approved the accelerated vesting of such restricted shares.

On December 11, 2014, the Compensation Committee granted Mr. Sharma an option to purchase 250,000 shares of our common stock, at an exercise price of $6.30 per share pursuant and subject to the terms of our 2011 Plan, as amended. Twenty percent of such options vested immediately and the remaining 80% will vest in equal monthly installments over the next four years commencing on the one month anniversary of the initial grant over a 48-month period. In addition, we granted 100,000 restricted shares of common stock to Mr. Sharma. Twenty percent of such restricted shares vested immediately and the remaining 80% will vest in equal monthly installments over the next four years commencing on the one month anniversary of the initial grant over a 48-month period. On June 25, 2015, the Compensation Committee increased Mr. Sharma’s annual base salary to $500,000, effective June 1, 2015.

On February 22, 2017, the Compensation Committee granted Mr. Sharma an option to purchase 200,000 shares of our common stock, at an exercise price of $2.50 per share pursuant and subject to the terms of our 2011 Plan, as amended. The options will vest in equal monthly installments over the next two years commencing on the one month anniversary of the initial grant over a 24-month period.

Edward J. Sitar

From April 1, 2014 through February 3, 2017, Edward J. Sitar served as our Chief Financial Officer. We entered into an employment agreement effective as of April 1, 2014 (“Sitar Agreement”) with Mr. Sitar. The Sitar Agreement provided for, among other things: (i) an annual base salary of $260,000 or such greater amount as may be determined by the Board, (ii) eligibility for an annual cash bonus of up to 33.33% of base salary, (iii) a grant of stock options under the 2011 Plan to purchase 90,000 shares of our common stock at $17.38 per share, vesting over a period of five years from the grant date in twenty equal quarterly installments commencing on July 17, 2014, and (iv) a grant of 10,000 shares of restricted stock under the 2011 Plan, vesting over three years. The Sitar Agreement also provided for the following post-termination benefits: (a) any performance bonus plan then in effect will be paid pro rata for his period of actual employment during the year but only if other employees are then paid their bonus amounts, (b) continuation of medical/dental, disability and life benefits for a period of six (6) months following termination of employment, and (c) continuation of his base salary immediately prior to such termination for a period of (i) six (6) months in the event his employment was terminated without “cause” or Mr. Sitar resigned for “good reason”, (ii) ninety (90) days following his death, or (iii) twelve (12) months in the event his employment was terminated due to disability; provided, however, that if his employment is terminated for any reason within twelve (12) months following a “change of control”, he would receive a lump sum payment equal to twelve (12) months base salary plus an amount equal to his prior year bonus. The Sitar Agreement further provided that Mr. Sitar would not engage in competitive activity, as set forth in the Sitar Agreement, for a period of twelve months following termination of employment. The Sitar Agreement had an initial term through April 1, 2015, and automatically renewed for additional one-year terms.

On December 11, 2014, the Compensation Committee granted Mr. Sitar an option to purchase 90,000 shares of our common stock, at an exercise price of $6.30 per share pursuant and subject to the terms of our 2011 Plan, as amended. Twenty percent of such options vest immediately and the remaining 80% will vest in equal monthly installments over the next four years commencing on the one month anniversary of the initial grant over a 48-month period. On June 25, 2015, the Compensation Committee increased Mr. Sitar’s annual base salary to $286,000, effective June 1, 2015.

Mr. Sitar’s employment ended February 3, 2017. In connection with Mr. Sitar’s departure, the Company and Mr. Sitar entered into a separation agreement. The separation agreement provides for severance benefits of, among other things, (i) six month’s salary of $143,000, (ii) a bonus amount equal to $28,800 for the 2016 calendar year, and (iii) acceleration of the vesting of Mr. Sitar’s restricted stock awards and the extension of the expiration date of his options granted in December 2014. The vested options subject to the extension will expire on March 21, 2018.

John A. Roberts

We entered into an employment agreement with Mr. Roberts effective as of July 11, 2016 (“Roberts Agreement”). The Roberts Agreement provides for, among other things: (i) an annual base salary of $300,000, or such greater amount as may be determined by the Board, (ii) eligibility for an annual cash bonus of up to 35% of base salary, and (iii) the following post-termination benefits: (a) any performance bonus plan, then in effect, pro rata for his period of actual employment during the year, payable at the regular bonus payment time but only if other employees are then paid their bonus amounts, and continuation of medical/dental, disability and life benefits for a period of six months following termination of employment pursuant to certain events, and (b) monthly payments equal to his base salary immediately prior to such termination for a period of six months in the event his employment is terminated without “cause” or Mr. Roberts resigns for “good reason” not in connection with a “change of control”, (c) monthly payment equal to his base salary immediately prior to such termination for a period of twelve months in the event his employment is terminated due to illness, injury or disability or (d) a lump sum payment equal to twelve months of his then base salary plus an amount equal to the prior year bonus in the event his employment is terminated for any reason within twelve months following a change of control. The Roberts Agreement further provides that Mr. Roberts will not engage in competitive activity for a period of twelve months following termination of employment. The Roberts Agreement has an initial term of July 11, 2016 through July 10, 2017, and automatically renews for additional one-year terms.

On July 11, 2016, the Compensation Committee granted Mr. Roberts options to purchase 120,000 shares of our common stock at an exercise price of $2.04 per share pursuant and subject to the terms of our 2011 Plan, as amended. Such options begin vesting one months following the date of grant and will vest in equal monthly installments over the next four years commencing on the one month anniversary of the initial grant over a 48-month period, provided that Mr. Roberts remains in continuous services with the Company through each applicable vesting period.

On February 22, 2017, the Compensation Committee granted Mr. Roberts an option to purchase 30,000 shares of our common stock, at an exercise price of $2.50 per share pursuant and subject to the terms of our 2011 Plan, as amended. The options will vest in equal monthly installments over the next two years commencing on the one month anniversary of the initial grant over a 24-month period.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information, on an award-by-award basis, concerning unexercised options to purchase common stock, restricted shares of common stock and common stock that has not yet vested for each named executive officer and outstanding as of December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—2016

			Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Restricted Shares That Have Not Vested (#)		Market Value of Restricted Shares That Have Not Vested ($)
Panna L. Sharma	152,000	(1)	—	(1)	$10.00	3/31/2020	—		$—
	126,666	(2)	73,334	(2)	$15.39	10/10/2023	—		$—
	150,000	(3)	100,000	(3)	$6.30	12/11/2024	—		$—
							40,000	(4)	$54,000

Edward J. Sitar (5)	49,500	(6)	40,500	(6)	$17.38	5/4/2017	—		$—
	54,000	(7)	36,000	(7)	$6.30	3/21/2018	—		$—
							3,334	(8)	$4,501

John A. Roberts	10,000	(9)	110,000	(9)	$2.00	7/11/2026	—		$—

(1)	14,400 options vested immediately on the grant date, April 1, 2010. The remaining options vested in 60 equal monthly installments of 2,293 options commencing one month after the grant date.

(2)	Options vest in 60 equal monthly installments of 3,333 options commencing one month after the grant date, subject to acceleration upon the achievement of certain milestones.

(3)	50,000 options vested immediately on the grant date, December 11, 2014. The remaining options vest in 48 equal monthly installments of 4,167 options commencing one month after the grant date.

(4)	Restricted shares vest in 48 equal monthly installments of 1,667 shares commencing January 11, 2015.

(5)	In connection with Mr. Sitar’s departure, the Company and Mr. Sitar entered into a separation agreement. The separation agreement provides, among other things, that the expiration date on his options granted December 11, 2014 shall be extended until March 21, 2018 and his unvested restricted stock awards shall vest immediately.

(6)	9,000 options vested on September 17, 2014. The remaining options vest in 18 equal quarterly installments of 4,500 options commencing December 17, 2014.

(7)	18,000 options vested immediately on the grant date, December 11, 2014. The remaining options vest in 48 equal monthly installments of 1,500 options commencing one month after the grant date.

(8)	Restricted shares vest evenly in three annual installments of 3,334, commencing March 17, 2015. Pursuant to the separation agreement, the unvested shares of restricted stock vested on February 3, 2017.

(9)	2,500 options vested on July 11, 2016. The remaining options vest in 15 equal quarterly installment of 7,500 options commencing October 11, 2016 and 5,000 options vesting on July 11, 2020.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Policy

Our director compensation policy provides for the following cash compensation to our non-employee directors:

●	each non-employee director (other than our chairman and any director who serves as a consultant) receives an annual base fee of $15,000;

●	our chairman of the board receives an annual fee of $100,000 and the chairman of our audit committee receives an annual fee of $10,000; and

●	other audit committee members and compensation committee members receive an annual fee of $2,500.

This policy provides for the following equity compensation to our non-employee directors at each annual meeting:

●	each non-employee director receives annual restricted stock awards of 2,500 shares of our common stock (amended from 5,000 shares every other year); and

●	each non-employee director receives annual option grants to purchase 10,000 shares of our common stock.

The restricted stock awards and option grants will each vest in two equal annual installments unless otherwise specified. On October 11, 2016, we granted each director options to purchase 10,000 shares of our common stock at an exercise price of $1.81 and we granted each director 2,500 restricted shares of common stock. The options and the restricted stock awards will vest in two equal installments on the first and second anniversary of the grant date.

All cash fees under the director compensation policy are paid on a quarterly basis and no per meeting fees are paid. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

Consulting Agreements

Certain non-employee directors entered into consulting agreements with us, as described below, pursuant to which they receive cash compensation and equity for consulting services.

John Pappajohn

Effective on January 6, 2014, our Board appointed John Pappajohn to serve as the chairman of the Board, a position previously held by Dr. Raju S.K. Chaganti. As compensation for serving as the chairman of the Board, we pay Mr. Pappajohn $100,000 per year. We granted to Mr. Pappajohn, 25,000 restricted shares of the Company’s common stock, and options to purchase an aggregate of 100,000 shares of the Company’s common stock. The options have a term of ten years from the date on which they were granted. The restricted stock and the options each vest in two equal installments on the one year anniversary and the two year anniversary of the date on which Mr. Pappajohn became the chairman of the Board. The exercise price of the options is $13.98.

Raju S.K. Chaganti, Ph.D.

On September 15, 2010, we entered into a three-year consulting agreement with Dr. Raju Chaganti, our chairman, pursuant to which Dr. Chaganti provided us with consulting and technical support services in connection with our technical and business affairs, including oversight of our clinical diagnostic laboratory. In September 2013, we extended this agreement until December 31, 2013. In consideration for Dr. Chaganti’s services, we pay Dr. Chaganti $5,000 per month and he received an option to purchase 60,000 shares of our common stock at a purchase price of $25.00 per share in connection with his execution of the consulting agreement. Such option vests in 12 quarterly installments of 5,000 shares commencing on October 1, 2010. Pursuant to his consulting agreement, Dr. Chaganti also assigned to us all rights to any inventions which he may invent during the course of rendering consulting services to us. In exchange for this assignment, if the U.S. Patent and Trademark Office issues a patent for an invention on which Dr. Raju Chaganti is listed as an inventor, we agreed to pay Dr. Chaganti (i) a one-time payment of $50,000 and (ii) 1% of the net revenues we receive from any licensed sales of the invention.

On February 19, 2014, we entered into a new, three-year consulting agreement with Dr. Chaganti, pursuant to which Dr. Chaganti provided us with consulting and technical support services in connection with our technical and business affairs, including oversight of our clinical diagnostic laboratory. In consideration for Dr. Chaganti’s services, we continued to pay Dr. Chaganti $5,000 per month. In addition, he received an option to purchase 200,000 shares of our common stock at a purchase price of $15.89 per share in connection with his execution of the consulting agreement. Such option vests in 16 quarterly installments of 12,500 shares commencing on April 1, 2014. Pursuant to his consulting agreement, we continued the arrangement where Dr. Chaganti assigned to us all rights to any inventions which he may invent during the course of rendering consulting services to us. In exchange for this assignment, if the U.S. Patent and Trademark Office issues a patent for an invention on which Dr. Raju Chaganti is listed as an inventor, we agreed to pay Dr. Chaganti (i) a one-time payment of $50,000 and (ii) 1% of the net revenues we receive from any licensed sales of the invention for the life of the patent. In February 2016, we paid $50,000 to Dr. Chaganti for one patent that was issued where Dr. Chaganti was listed as an inventor. The 2014 consulting agreement expired on December 31, 2016.

Except as set forth in the table below, the non-employee directors did not receive any cash or equity compensation during 2016.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(1)	All other compensation ($)		Total ($)
John Pappajohn	$100,000	$4,525	$11,432	$120,000	(2)	$215,957
Raju S. K. Chaganti, Ph.D.	$0	$4,525	$11,432	$110,000	(3)	$125,957
Edmund Cannon	$20,000	$4,525	$11,432	—		$35,957
Franklyn G. Prendergast, M.D., Ph.D.	$20,000	$4,525	$11,432	—		$35,957
Geoffrey Harris	$25,000	$4,525	$11,432	—		$40,957
Howard McLeod, Pharm.D.	$15,000	$4,525	$11,432	$15,000	(4)	$30,957
Michael Welsh, M.D.	$17,500	$4,525	$11,432	—		$33,457

(1)	Represents the aggregate grant date fair value for grants made in 2016 computed in accordance with FASB ASC Topic 718. Unlike the calculations contained in the Company’s financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions used in valuing options are described in note 12 to the Company’s financial statements included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 23, 2017.
(2)	In April 2014, we entered into a consulting agreement with Equity Dynamics, Inc. (“EDI”), an entity controlled by John Pappajohn, pursuant to which the Company pays EDI a monthly fee of $10,000 plus expenses for such consulting services.
(3)	Paid in accordance with the consulting agreement referred to above, pursuant to which Dr. Chaganti (i) received a $50,000 payment for a patent approved in 2016, and (ii) received a monthly fee of $5,000.
(4)	Paid to Dr. McLeod for his participation with the Company’s Scientific Advisory Board in 2016.

REPORT OF THE AUDIT COMMITTEE*

The undersigned members of the Audit Committee of the Board of Directors of Cancer Genetics, Inc. (the “Company”) submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2016.

2.	The Audit Committee has discussed with representatives of RSM US LLP, the independent public accounting firm, the matters which are required to provide to our audit committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees).

3.	The Audit Committee has discussed with RSM US LLP, the independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by RSM US LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Audit Committee,

Geoffrey Harris, Chairman

Franklyn G. Prendergast, M.D., Ph.D.

Edmund Cannon

*	The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 18, 2017 with respect to the beneficial ownership of common stock of the Company by the following: (i) each of the Company’s current directors; (ii) each of the named executive officers; (iii) the current executive officers; (iv) all of the current executive officers and directors as a group; and (v) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of the Company’s common stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of the Company’s common stock issuable under options that are exercisable on or within 60 days after April 18, 2017 (“Presently Exercisable Options”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the common stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the common stock beneficially owned by any other person or entity.

The percentage of the common stock beneficially owned by each person or entity named in the following table is based on 19,761,729 shares of common stock issued and outstanding as of April 18, 2017 plus any shares issuable upon exercise of Presently Exercisable Options held by such person or entity.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Named Executive Officers, Executive Officers and Directors:
Panna Sharma	638,666	(1)	3.2%
Edward J. Sitar	127,501	(2)	**
Raju S.K. Chaganti, Ph.D.	663,894	(3)	3.3%
Edmund Cannon	58,394	(4)	**
John Pappajohn	3,020,274	(5)	14.8%
Dr. Franklyn G. Prendergast, M.D., Ph.D.	45,500	(6)	**
Michael J. Welsh, M.D.	27,540	(7)	**
Geoffrey Harris	35,000	(8)	**
Howard McLeod	23,500	(8)	**
Rita Shaknovich, M.D., Ph.D.	7,250	(9)	**
John A. Roberts	26,875	(10)	**
All current executive officers and directors as a group (10 persons)	4,546,893		21.3%

(*)	Unless otherwise indicated, the address is c/o Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070.
(**)	Less than 1%.
(1)	Includes 486,166 shares of common stock underlying options exercisable on or before June 17, 2017. Includes 33,334 shares of unvested restricted stock as of April 18, 2017. Excludes 315,834 shares of common stock underlying options that are not exercisable on or before June 17, 2017.
(2)	Includes 105,000 shares of common stock underlying options exercisable on or before June 17, 2017. Includes 5,000 shares of common stock underlying warrants exercisable on or before June 17, 2017.
(3)	Includes 303,500 shares of common stock underlying options held by Dr. Raju Chaganti exercisable on or before June 17, 2017. Also includes 2,500 shares of unvested restricted stock as of April 18, 2017. Also, includes 60,000 shares of common stock owned by Chaganti LLC, 97,826 shares of common stock owned by his wife, Dr. Seeta Chaganti, and 83,494 shares of common stock held by grantor retained annuity trusts of which Dr. Raju Chaganti and his wife are co-trustees and/or recipients. Excludes 52,500 shares of common stock underlying options held by Dr. Raju Chaganti not exercisable on or before June 17, 2017.
(4)	Includes 45,000 shares of common stock underlying options exercisable on or before June 17, 2017. Includes 2,500 shares of unvested restricted stock as of April 18, 2017. Excludes 10,000 shares of common stock underlying options not exercisable on or before June 17, 2017.
(5)	Includes 200,000 shares of common stock owned by his wife. Includes 130,000 shares of common stock underlying options exercisable on or before June 17, 2017. Includes 469,565 shares of common stock underlying warrants exercisable on or before June 17, 2017. Also includes 2,500 shares of unvested restricted stock as of April 18, 2017. Excludes 15,000 shares of common stock underlying options that are not exercisable on or before June 17, 2017. Excludes 258,910 shares of common stock underlying warrants that are not exercisable on or before June 17, 2017 due to certain limitations.
(6)	Includes 38,000 shares of common stock underlying options exercisable on or before June 17, 2017. Includes 2,500 shares of unvested restricted stock as of April 18, 2017. Excludes 10,000 shares of common stock underlying options that are not exercisable on or before June 17, 2017.
(7)	Includes 20,000 shares of common stock underlying options exercisable on or before June 17, 2017. Also includes 2,500 shares of unvested restricted stock as of April 18, 2017. Excludes 10,000 shares of common stock underlying options that are not exercisable on or before June 17, 2017.
(8)	Includes 15,000 shares of common stock underlying options exercisable on or before June 17, 2017. Also includes 5,000 shares of unvested restricted stock as of April 18, 2017. Excludes 10,000 shares of common stock underlying options that are not exercisable on or before June 17, 2017.
(9)	Includes 4,250 shares of common stock underlying options exercisable on or before June 17, 2017 and 2,000 shares of unvested restricted stock as of April 18, 2017.
(10)	Includes 26,875 shares of common stock underlying options exercisable on or before June 17, 2017. Excludes 123,125 shares of common stock underlying options that are not exercisable on or before June 17, 2017. Mr. Roberts was appointed as our Chief Operating Officer and Executive Vice President of Finance and Secretary, effective July 11, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive, officers, and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the Company’s review of copies of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, executive officers and any other applicable stockholders timely filed all reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2016.

Transactions with Related Persons

Other than compensation arrangements for named executive officers and directors, we describe below each transaction and series of similar transactions, since the beginning of fiscal year 2016, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Executive Compensation”.

Equity Dynamics

Beginning in August 2010, Equity Dynamics, Inc. (“EDI”), a financial consulting entity that was founded by John Pappajohn, began providing financial consulting services to us pursuant to a consulting agreement. The consulting agreement was terminated effective March 31, 2014. Subsequently, we entered into a new consulting agreement with EDI effective April 1, 2014 pursuant to which EDI continues to earn a monthly fee of $10,000 plus expenses for such consulting services. We may terminate our consulting arrangement with EDI upon 30 days written notice.

2016 Public Offering

On May 25, 2016, we closed a public offering of 2,467,820 shares of our common stock (the “2016 Offering”). Concurrently with the 2016 Offering, we sold warrants to purchase 1,233,910 shares in a private placement. The aggregate gross proceeds from the 2016 Offering was $5.0 million. Each warrant has an exercise price of $2.25 per share (subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders), will be exercisable six months from the date of issuance and will expire five years from the initial exercise date. John Pappajohn purchased $700,000 of shares and warrants priced at $2.2025 per combination of shares and warrants in the 2016 Offering.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
ELECTION OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2: TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017

The Audit Committee has reappointed RSM US LLP as our independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2017, and has further directed that management submit their selection of independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as public registered accounting firm.

Principal Accountant Fees and Services

The following table summarizes the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2016	2015
Audit Fees	$320,400	$369,990
Audit-Related Fees	$—	$9,000
Tax Fees	$18,500	$24,190
All Other Fees	—	—
Total Fees	$339,400	$403,180

Audit Fees

Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly interim financial statements, and audit services provided in connection with other statutory or regulatory filings. Audit fees also include fees for reviews of registration statements.

Audit-Related Fees

Fees related to assistance with acquisition due diligence.

Tax Fees

Tax fees are associated with tax compliance, tax advice, tax planning and tax preparation services.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied.

The Audit Committee has considered whether the provision of Audit-Related Fees, Tax Fees, and all other fees as described above is compatible with maintaining RSM US LLP’s independence and has determined that such services for fiscal years 2016 and 2015 were compatible. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable.

The Audit Committee is responsible for reviewing and discussing the audit financial statements with management, discussing with the independent registered public accountants the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 Communications with Audit Committees, receiving written disclosures from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and discussing with the independent registered public accountants their independence, and recommending to the Board that the audit financial statements be included in the Company’s Annual Report on Form 10-K.

Attendance at Annual Meeting

Representatives of RSM US LLP will be present at the Annual Meeting and will make a statement if they desire to do so and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
RATIFICATION OF THE INDEPDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2018 Annual Meeting

Any stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for our 2018 Annual Meeting of Stockholders must be received by the Company no later than December 22, 2017 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070 Attn.: Secretary.

Our by-laws state that a stockholder must provide timely written notice of a proposal, or must timely submit a nomination of a director candidate, to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2018 Annual Meeting of Stockholders, a stockholder’s notice or nomination shall be timely received by the Company at our principal executive office no later than March 9, 2018 and no earlier than February 7, 2018; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than seventy (70) days after the Anniversary Date, a stockholder’s notice or nomination shall be timely if received by the Company at our principal executive office not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the scheduled date of such Annual Meeting; and (ii) the tenth (10th) day following the day on which such public announcement of the date of such Annual Meeting is first made by the Company. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals or nominations, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal or nomination shall be mailed to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070, Attn.: Secretary.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including audited financial statements), as amended, filed with the SEC may be obtained without charge by writing to Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070, Attn.: Secretary. A request for a copy of our Annual Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on April 18, 2017. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2016 and certain other related financial and business information are contained in our 2016 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070, Attn.: Secretary, or by phone at (201) 528-9200. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ Panna L. Sharma
Panna L. Sharma, President and Chief Executive Officer

April 21, 2017

Rutherford, New Jersey

CANCER GENETICS INC. 201 ROUTE 17 NORTH RUTHERFORD, NJ 0770

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors

Nominees

01	John Pappajohn 02 Panna L. Sharma 03 Edmund Cannon 04 Franklyn G. Prendergast 05 Geoffrey Harris
06	Howard McLeod 07 Michael J. Welsh 08 Raju S. K. Chaganti

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Ratification of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

CANCER GENETICS INC. Annual Meeting of Shareholders June 7, 2017 9:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Panna L. Sharma and John A. Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CANCER GENETICS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 09:00 AM, EST on June 7, 2017, at the 201 Route 17 N., 2nd Floor Rutherford NJ 07070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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